EXHIBIT 99.2

     General Growth Properties Declares Dividend on Common Shares

    CHICAGO--(BUSINESS WIRE)--Aug. 20, 2004--General Growth Properties, Inc. (NYSE:GGP) today declared a dividend of $0.36 per share, payable to common stock shareholders of record on October 15, 2004 with payment on October 29, 2004. The current dividend represents an increase of 20% over the third quarter 2003 dividend of $0.30 per share.

    General Growth Properties, Inc. is the country's second largest shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interest in, or management responsibility for, a portfolio of 178 regional shopping malls in 41 states. The company portfolio totals approximately 154 million square feet of retail space and includes over 16,000 retailers nationwide. The third largest U.S.-based publicly traded Real Estate Investment Trust (REIT), General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the company web site at http://www.generalgrowth.com.

    CONTACT: General Growth Properties, Inc.
             John Bucksbaum, 312/960-5005
             Bernard Freibaum, 312/960-5252